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    WILLOWBRIDGE STRATEGIC TRUST
    MONTHLY REPORT/
    DECEMBER 31, 1997

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WILLOWBRIDGE STRATEGIC TRUST
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Dear Interest Holder:

Enclosed is the report for the month of December 1997 for Willowbridge Strategic Trust (the 'Trust'). The net asset value of an interest as of December 31, 1997 was $102.96, an increase of 3.44% from the November 30, 1997 value of $99.54. The calendar year 1997 return for the Trust was a decrease of .49%.

The Trust's trading resulted in positive returns for December. Gains were seen in the financial, currency, metal and energy sectors. Losses were experienced in the grain, soft, index and meat sectors.

During the course of the month, the Trust had gains in the financial and currency markets reflecting global deflationary pressures as a result of turmoil in Asia and slow growth in Europe. Liquidity in the financial markets flowed to the perceived safety of the U.S. dollar toward U.S. and European government bonds. This produced strong directional price movements that were profitable for the Trust. Additionally, the U.S. dollar continued to climb relative to the Japanese yen, extending gains from November. Profits were also achieved in the financial sector as heightened fears regarding the Asian crisis drove European and U.S. bond prices higher.

In the metal sector, the Trust gained as silver prices rose on indications of tight supplies. Gold positions were also profitable as prices continued to decline, partially due to the selling of gold reserves by various central banks.

Gains were offset by losses in the grain sector due, in part, to concerns about reduced Asian demand for soybean-related products. Additionally, the Fund incurred losses in the soft sector, primarily in coffee positions, as reports indicating larger Brazilian crops caused prices to fall. Positions in the S&P 500 and pork bellies were unprofitable as well.

The estimated net asset value per interest as of January 23, 1998 was $108.98. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For questions concerning your account status, contact Prudential Securities Client Services at 1-800-535-2077.

In connection with your investment in the Fund, you will receive 1997 tax information on Schedule K-1. If you have any questions concerning your K-1, please call the K-1 hotline at 1-800-688-6734.

          Sincerely yours,

          Thomas M. Lane, Jr.
          President & Director
          PRUDENTIAL SECURITIES FUTURES
          MANAGEMENT INC.

We are pleased to announce that effective December 1997, Thomas M. Lane, Jr. was appointed the head of the Managed Futures Department at Prudential Securities Incorporated and selected by the Board of Directors of Prudential Securities Futures Management Inc. as its President and a Director, replacing James M. Kelso. Mr. Lane joined Prudential Securities Incorporated in September 1995 as Senior Vice President of Futures Sales and Execution Services. He is a Director of the National Futures Association and is also a member of Prudential Securities Incorporated's Operating Council.

Please note that the value which appears on your Prudential Securities statement is an estimated value at month-end. The correct value is contained in this report.

STATEMENT OF OPERATIONS
--------------------------------------------------

For the month of December 1997
Revenues:
Realized gain on commodity
  transactions.......................   $2,061,448
Change in unrealized commodity
  positions..........................     (191,407)
Interest income......................      189,901
                                        ----------
                                         2,059,942
                                        ----------
Expenses:
Commissions..........................      306,641

Management fee.......................      123,084
                                        ----------
                                           429,725
                                        ----------

Net gain.............................   $1,630,217
                                        ----------
                                        ----------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the month of December 1997

                                             Per
                                Total        Unit
                               -------      ------

Net asset value at
  beginning of month
  (468,071.037 interests)... $46,591,150    $99.54

Contributions...............     889,000

Net gain....................   1,630,217

Redemptions.................  (1,385,332)
                             ------------

Net asset value at end
  of month
  (463,547.078 interests)... $47,725,035    102.96
                             -----------    ------
                             -----------

Change in net asset
  value per interest........                 $3.42
                                            ------
                                            ------

Percentage change...........                  3.44%
                                            ------
                                            ------

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I hereby affirm that, to the best of my knowledge
and belief, the information contained herein relating to Willowbridge Strategic Trust is accurate and complete.

       PRUDENTIAL SECURITIES FUTURES
              MANAGEMENT INC.

          by: Barbara J. Brooks
                Treasurer